Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for First Quarter of FY 2019

East Rutherford, NJ – August 21, 2018 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, today reported its financial results for the first quarter of fiscal year 2019.

Mr. Jeffrey O’Hara, President and CEO of Tel, indicated that “Fiscal year 2018 was extremely challenging for the Company with the combination of sharply lower revenues and the award of $4.9 million in damages from the Aeroflex litigation. This trend continued in the first quarter of FY 2019 as revenues of $1.8 million were almost 50% below year-ago levels. The Company has responded by significantly reducing its cost structure with annual manufacturing and administrative payroll costs reduced by over $1 million. This is expected to reduce our annual break-even revenues to approximately $11 million. The positive news is that we believe that we are now approaching the turn-around point where we expect to report increasing quarterly revenues and a return to profitable operations. This is based on several major pending contracts in the pipeline and indications of future large orders from key domestic and international Mode 5 customers. All allied countries have a drop-dead date of January 1, 2020 for Mode 5 capability and our international business is now poised to drive our business growth for the next several years.

As reported last week, we have recently been informed by Germany that it plans to award a contract to the Company for 275 TS-4530A test sets, with approximately 200 of these test sets expected to be delivered in the next 12 months. This is expected to result in a multimillion-dollar contract for the Company. Although this award is currently being protested by an unsuccessful bidder, we are optimistic that we will receive this contract in the near term. We are also negotiating a large order from Lockheed Martin for additional AN/USM-708 test sets. Finally, the Company also expects, based on customer input, to receive a multi-million order from the U.S. Department of Defense (the “DOD”) for additional Mode 5 test sets this year. These pending orders would materially improve our sales backlog and allow for substantial improvements in quarterly revenues and profitability.

The Company has demonstrated our market-leading Mode 5 products to most key international Mode 5 customers and we expect to receive volume orders from these countries starting in the next two quarters. The Company estimates the total international Mode 5 market to be in the 2,000-test set range, which represents a large and profitable market opportunity. The Company believes it is well-positioned to capitalize on these opportunities as our CRAFT and TS-4530A flight-line test sets have been endorsed by the U.S. military and we have already delivered test sets into 18 international markets. We believe the new T-47/M5 Mode 5 IFF test set will be a cost-effective upgrade option for our large installed base of Mode 4 test sets, and several large international customers have already indicated that volume orders for this new test set will be issued as soon the test set receives certification from AIMS certification, which is currently scheduled to take place next month.

The commercial avionics industry is undergoing a great deal of change and we believe our new lightweight, hand-held SDR/OMNI product that is scheduled to enter production later this fiscal year will revolutionize the commercial avionics test set business and should generate increased market share at very attractive gross margin levels. The initial SDR-OMNI software release will provide test capability for Transponders (Modes A, C, and S), ADS-B, and 978 MHz UAT capability. This software radio technology will provide a platform for future products which we expect to provide us with the opportunity to expand out of our relatively narrow avionics test market niche and enter the much larger secure communications radio test market. We are actively working to secure partners to enter this growth market, and we believe that our new hardware platform provides unmatched capabilities in a market leading form factor.

The Company is currently appealing the Aeroflex $4.9 million judgment and we believe that substantive mistakes were made in the trial and that we have strong legal arguments. The Company has posted a $2,000,000 appeal bond which will remain in place during the appeal process which is expected to take several years to complete. If we do not prevail with the appeal, we will have several years to generate sufficient cash or secure additional financing to support the repayment of the remaining $2.9 million not covered by the $2 million appeal bond.”

Quarter Ended June 30, 2018 as Compared to June 30, 2017

Sales

For the three months ended June 30, 2018, total net sales decreased $1,727,863 (48.8%) to $1,814,214 as compared to $3,542,077 for the three months ended June 30, 2017. Avionics government sales decreased $1,879,744 (63.2%) to $1,092,852 for the three months ended June 30, 2018, as compared to $2,972,326 for the three months ended June 30, 2017. The decrease in sales is mostly attributed to the decrease in shipment of the U.S. Army TS-4530A which contract is now completed, CRAFT units and certain other legacy products, partially offset by the increase in sales associated with the shipments of the T-47/M5. Commercial sales increased $151,881 (26.7%) to $721,632 for the three months ended June 30, 2018 as compared to $569,751 for the three months ended June 30, 2017. This increase is attributed to the increased sales from our repair business as well as increased shipments of the TR-220.

Gross Margin

For the three months ended June 30, 2018, total gross margin decreased $759,977 (61.2%) to $481,313 as compared to $1,241,290 for the three months ended June 30, 2017, respectively, primarily as a result of the lower volume. The gross margin percentage for the three months ended June 30, 2018 was 26.5% as compared to 35.0% for the three months ended June 30, 2017. The lower gross margin percentage is attributable to the lower volume for the quarter. This gross margin percentage is projected to improve substantially in future periods as fixed manufacturing personnel costs would be spread over higher volume levels.

Operating Expenses

Selling, general and administrative expenses decreased $139,761 (19.8%) to $566,525 for the three months ended June 30, 2018 as compared to $706,286 for the three months ended June 30, 2017, respectively. This decrease is primarily attributed to lower salaries and related expenses as well as lower commission expenses.

Litigation costs decreased $343,241 (89.7%) to $39,271 for the three months ended June 30, 2018 as compared to $382,512 for the three months ended June 30, 2017 as a result of less activity associated with the Aeroflex litigation. The Company has filed its appeal which is expected to take two to three years to reach a final decision.

Engineering, research and development expenses decreased $97,950 (15.9%) to $517,323 for the three months ended June 30, 2018 as compared to $615,273 for the three months ended June 30, 2017. The Company continues to invest heavily in its new SDR/OMNI product.

The Company continues to pursue additional equity financing opportunities to support the expected near-term growth in our business. While no firm commitments have been secured, management is optimistic that additional equity funding will be secured by the end of the current fiscal quarter.

The Company encourages investors to read its full results of operations as contained in our Quarterly Report on Form 10-Q filed on August 20, 2018 at www.sec.gov.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso
Tel-Instrument Electronics Corp.
(201) 933-1600

 TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	March 31, 2018
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$254,732	$307,812
Accounts receivable, net	672,884	1,095,049
Inventories, net	4,095,888	4,269,934
Restricted cash to support appeal bond	2,001,864	2,000,866
Prepaid expenses and other current assets	162,106	147,746
Total current assets	7,187,474	7,821,407

Equipment and leasehold improvements, net	164,037	180,763
Deferred tax asset, net	63,500	63,500
Other long-term assets	35,109	35,109
Total assets	7,450,120	8,100,779

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	534	2,124
Line of credit	950,000	1,000,000
Capital lease obligations – current portion	7,036	6,875
Accounts payable and accrued liabilities	2,576,612	2,580,383
Deferred revenues – current portion	279,087	60,051
Accrued legal damages	5,072,642	5,059,990
Accrued payroll, vacation pay and payroll taxes	380,346	447,863
Total current liabilities	9,266,257	9,157,286

Capital lease obligations – long-term	5,064	6,885
Deferred revenues – long-term	318,185	337,676
Total liabilities	9,589,506	9,501,847

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding	3,095,995	3,035,998
Common stock, 4,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Paid-in capital in excess of par value, common stock	7,994,733	8,046,975
Accumulated deficit	(13,555,700)	(12,809,627)
Total stockholders’ deficit	(2,139,386)	(1,401,068)
Total liabilities, mezzanine equity and stockholders’ deficit	$7,450,120	$8,100,779

TEL-INSTRUMENT ELECTRONICS CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30, 2018	June 30, 2017

Net sales	$1,814,214	$3,542,077
Cost of sales	1,332,901	2,300,787

Gross margin	481,313	1,241,290

Operating expenses:
Selling, general and administrative	566,525	706,286
Litigation costs	39,271	382,512
Engineering, research and development	517,323	615,273
Total operating expenses	1,123,119	1,704,071

Loss from operations	(641,806)	(462,781)

Other income (expense):
Proceeds from life insurance	-	92,678
Amortization of deferred financing costs	-	(1,357)
Change in fair value of common stock warrants	-	95,000
Interest income	998	-
Interest expense – judgment	(71,220)	-
Interest expense	(34,045)	(9,631)
Total other income (expense)	(104,267)	176,690

Loss before income taxes	(746,073)	(286,091)

Income tax expense	-	-

Net loss	(746,073)	(286,091)

Preferred stock dividends	(60,000)	-

Net loss attributable to common shareholders	$(806,073)	$(286,091)

Net loss per share:
Basic loss per common share	$(0.25)	$(0.09)
Diluted loss per common share	$(0.25)	$(0.12)

Weighted average shares outstanding:
Basic	3,255,887	3,255,887
Diluted	3,255,887	3,266,540